EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT (“Amendment”), by and among AFFINION GROUP HOLDINGS, INC., a Delaware corporation (the “Company”), AFFINION GROUP, INC., a Delaware corporation and wholly-owned subsidiary of the Company (“Affinion”), and TODD SIEGEL (“Executive”) (collectively, the “Parties”) is made as of June 26, 2018.

WHEREAS, the Company, Affinion and Executive previously entered into an Employment Agreement, dated as of November 9, 2007 (as amended, the “Employment Agreement”);

WHEREAS, the Parties desire to modify the Employment Agreement as set forth herein; and

WHEREAS, capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Employment Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, understandings, representations, warranties, undertakings and promises hereinafter set forth, intending to be legally bound thereby, the Parties agree as follows:

1.The amount of Executive’s Annual Base Salary in Section 2(c)(i) is increased to Eight Hundred and Seventy-Five Thousand Dollars ($875,000), effective as of July 1, 2018.

2.Section 2(c)(ii) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“Bonuses. During the Employment Period, the Company shall establish a bonus plan for each fiscal year of the Company (each, the “Plan”) pursuant to which Executive will be eligible to receive an annual bonus (the “Bonus”). The Human Resources Committee (the “Committee”) of the Board of Directors of the Company will administer the Plan. In the event that the Company achieves the target established in the Plan based on actual performance, Executive shall be eligible to receive a Bonus in an amount equal to 150% of Executive’s Annual Base Salary (“Target Bonus”). Subject to Section 4, Executive will be entitled to receive the Bonus only upon the Company’s achievement of the specified performance objectives and if Executive is employed on the last day of the applicable fiscal year. The Bonus shall become payable in the following fiscal year on or before March 15 provided that the Committee certifies that the Company has achieved the applicable performance objectives and determines the amount of the bonus that shall be paid to each executive entitled to receive a bonus for the applicable fiscal year.

Notwithstanding the foregoing, with respect to the Bonus in respect of the 2018 calendar year,  Executive shall be entitled to receive an amount equal to $1,312,500  (the “Guaranteed 2018 Bonus”), less all applicable withholdings, which shall be payable in 2019 on or about April 1, 2019 (such actual date of payment, the “2018 Bonus Payment Date”) pursuant to the terms of the Plan, subject to Executive’s continued employment with the Companies through and including the 2018 Bonus Payment Date (and provided that Executive has not otherwise given or received notice of termination prior to such date), except as otherwise expressly provided for in Section 4(a) or Section 4(b), as applicable.”

3.A new Section 2(c)(v) shall be added to the Employment Agreement as follows:

“2018 Special Bonus.  The Company shall pay Executive a one-time lump sum special bonus equal to $5,000,000 (the “Special Bonus”), less all applicable withholdings, no later than July 16, 2018 (such actual date of payment, the “Special Bonus Payment Date”), subject to Executive’s continued employment with the Companies through and including the Special Bonus Payment Date (and provided that Executive has not otherwise given or received notice of termination prior to such date); provided, however, that (x) notwithstanding the foregoing, in the event that Executive’s employment is terminated by Executive other than for Good Reason prior to June 30, 2021, Executive shall be required to repay to the Company an amount equal to the gross amount of the Special Bonus, in full, no later than the sixtieth (60) day following the Date of Termination (as defined below) and (y) (A) Executive will only be entitled to receive grants of equity and equity-based incentive compensation, on or after July 1, 2018, equal to fifty percent (50%) of the proposed aggregate grant date fair value (determined pursuant to the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended or any successor accounting standard (collectively referred to as “ASC Topic 718”) or any such other applicable financial accounting rules, together with ASC Topic 718, the “Applicable Accounting Rules”) of any such awards until such time as the cumulative aggregate reduced grant date fair value (determined pursuant to the Applicable Accounting Rules) of any such equity or equity-based incentive compensation granted Executive equals the full after-tax amount of the Special Bonus (e.g., if the after-tax Special Bonus paid to Executive is $2.5 million, then if, on or after July 1, 2018, Executive is supposed to receive a grant of restricted stock units with a grant date fair value (determined pursuant to the Applicable Accounting Rules) equal to $3 million, then the aggregate grant date fair value (determined pursuant to the Applicable Accounting Rules) of such award will be reduced to $1.5 million and corresponding reductions shall be made to any and all future grants made to Executive until such time as the cumulative aggregate grant date fair value (determined pursuant to the Applicable Accounting) equals $2.5 million) or (B) if mutually agreed by Executive and the Human Resources Committee (the “Committee”) of the Board of Directors of the Company, with respect to any equity or equity-based awards granted to Executive by the Companies on or after July 1, 2018 (the “Equity Awards”), fifty percent (50%) of the amount of the after-tax compensation recognized by Executive related to the Equity Awards will be reduced by an amount that equals the net after-tax Special Bonus (i.e., in the event that Executive’s net after-tax Special Bonus is equal to $2.5 million, then the first $5 million of after-tax compensation received by Executive from the Companies related to the Equity Awards will be reduced by $2.5 million) (or Executive and the Committee may mutually agree to effectuate the intent of this clause (B) in a more tax-efficient manner).”

4.Section 4(a) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“(a) With Good Reason; Without Cause. If during the Employment Period, the Company shall terminate Executive’s employment without Cause or Executive shall terminate his employment for Good Reason, then the Company will provide Executive with the following payments and/or benefits:

(i) The Company shall pay to Executive as soon as reasonably practicable but no later than the 15th day of the third month following the end of the calendar year that contains the Date of Termination in a lump sum to the extent not previously paid and without duplication with respect to amounts due under Section 4(a)(ii), (A) the Annual Base Salary through the Date of Termination, and (B) the Bonus earned for any fiscal year ended prior to the year in which the Date of Termination occurs, provided that Executive was employed on the last day of such fiscal year (“Accrued Obligations”); and

(ii) After the Date of Termination, subject to Sections 4(d), 4(e) and Section 7, the Company will pay Executive, (A) in six (6) substantially equal quarterly installments, an amount equal to two (2) times the sum of (x) Executive’s Annual Base Salary and (y) Executive’s Target Bonus, with the first quarterly installment commencing on the last day of the calendar quarter immediately following the Date of Termination and the remaining quarterly installments being paid on the last day of each of the five (5) quarters thereafter and (B) in the event such termination of employment occurs prior to the payment of the Guaranteed 2018 Bonus, the Guaranteed 2018 Bonus, at the same time that the Guaranteed 2018 Bonus is otherwise payable pursuant to Section 2(c)(ii) above (clauses (A) and (B), together, the “Severance Benefits”).

Thereafter, the Companies shall have no further obligation to Executive or his legal representatives.”

5.Section 4(b) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“Death or Disability. If Executive’s employment shall be terminated by reason of Executive’s death or Disability, then, subject to Sections 4(d), 4(e) and Section 7, the Company will provide Executive with the following severance payments and/or benefits: the Company shall pay Executive or his legal representatives (i) the Accrued Obligations; (ii) a lump sum equal to one hundred percent (100%) of Executive’s Annual Base Salary, payable on the first regularly scheduled payroll date to occur immediately following the sixtieth (60th) day after the Date of Termination; (iii) the continuation of death or Disability benefits thereafter in accordance with the terms of such plans of the Companies then in effect; and (iv) in the event  such termination of employment occurs prior to the payment of the Guaranteed 2018 Bonus, the Guaranteed 2018 Bonus, at the same time that the Guaranteed 2018 Bonus is otherwise payable pursuant to Section 2(c)(ii) above (clauses (i), (ii), (iii) and (iv), collectively, the “Death or Disability Payments” and together with the Severance Benefits, the “Severance Payments”).

Thereafter, the Companies shall have no further obligation to Executive or his legal representatives.”

6.The following sentences shall be added to the end of Section 4(e) of the Employment Agreement:

“Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code, the regulations and guidance thereunder (“Section 409A”), or shall comply with the requirements of such provision. Each payment under this Section 4 or otherwise shall be treated as a separate payment for purposes of Section 409A and the Treasury Regulations and the other guidance thereunder. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A.”

7.The Employment Agreement, as amended by the terms of this Amendment, will supersede the prior terms of the Employment Agreement.  Except as expressly modified by this Amendment, all other terms, conditions and provisions of the Employment Agreement shall remain in full force and effect.  This Amendment shall be binding upon and shall inure to the benefit of the Parties and the successors and assigns of the Companies.

8.This Amendment will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied.  In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Amendment, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Any controversy or claim related hereto shall be resolved in accordance with Section 10(e) of the Employment Agreement.

9.This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

AFFINION GROUP HOLDINGS, INC.

By:	/s/ Brian J. Fisher
Name:	Brian J. Fisher
Title:	EVP and General Counsel

AFFINION GROUP, INC.

By:	/s/ Brian J. Fisher
Name:	Brian J. Fisher
Title:	EVP and General Counsel

TODD H. SIEGEL

Signature:	/s/ Todd H. Siegel

Signature Page to Employment Agreement Amendment